Exhibit 10.1
LEASE
by and between
AMERICAN INTERNATIONAL COMPANY LIMITED
and
ALLIED WORLD ASSURANCE COMPANY, LTD

This LEASE (the “Lease”) has been made and entered into this 29th day of November, 2006, by and between AMERICAN INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the Islands of Bermuda (hereinafter called the “Landlord”), of the one part and ALLIED WORLD ASSURANCE COMPANY, LTD, a company incorporated under the laws of the Islands of Bermuda (hereinafter called the “Tenant”), of the other part.
NOW THIS LEASE WITNESSES as follows:
1. DEFINITIONS
(1) “Land” shall mean the lot of land situate in Pembroke Parish in the said Islands owned by the Landlord and outlined in red on the plan hereto annexed marked “i”.
(2) “Building” shall mean the new office building that has been erected by the Landlord on the Land.
(3) “Premises” shall mean all those office premises comprising a total of 78,057 square feet of rentable space on the top six floors and basement of the Building as shown outlined in red and marked “ii”, “iii”, “iv”, “v”, “vi”, “vii” and “viii” on the floor layout plans annexed and including:
(a) the floor finishes and floor screed including raised floors and floor jacks supporting the same;
(b) the inner surface of the ceiling slabs of each ceiling of the Premises and any void between any suspended ceilings and such inner surface;
(c) the inner half severed medially of the internal non-load bearing walls that divide the Premises from other premises;
(d) the interior plaster and decorative finishes of all walls bounding the Premises;
(e) the doors and windows and door frames and window frames bounding the Premises;
(f) all additions and improvements to the Premises;
(g) all conducting media and conduits exclusively serving the Premises and light fittings and air conditioning equipment incorporated in any ceiling or wall within the Premises but not any other part of the air conditioning system;
but excluding the roof and roof space, the foundations of the Building, all external structural or load bearing walls, columns, beams and supports that form part of the Building, as well as all stairwells, elevator shafts, mechanical shafts and air vents AND ALSO EXCLUDING for the purpose of calculating the Rents (only) the data rooms, the electrical rooms and the janitor’s closets.

(4) “Landlord” and “Tenant” shall include the successors and permitted assigns and person or persons for the time being deriving title from under the Landlord and the Tenant respectively.
(5) “Rent” shall mean the rent provided for in Clause 3(a) hereof and any increase thereof.
(6) “Rents” shall mean the Rent the User Fee and the Maintenance Expenses.
(7) “Term” shall mean the period of fifteen (15) years commencing on 1st October 2006 and expiring on 30th September 2021.
(8) “Maintenance Expenses” shall mean the actual amount expended or allocated by the Landlord (acting reasonably and properly) during each Maintenance Period with respect to the costs, expenses and outgoings incurred by it with respect to the matters mentioned in the Third Schedule.
(9) “Maintenance Period” shall mean the period from and including 1st October 2006 until and including 30th November 2006 and thereafter each financial year of the Landlord that is the period of 12 calendar months commencing on the 1st day of December in each year of the Term.
(10) “Services” shall mean the services for which the Landlord is responsible as detailed in the Third Schedule.
(11) “Tenant’s Percentage” shall mean in respect of those services detailed in Part I of the Third Schedule a percentage calculated (subject to the agreement of the parties to the contrary) on the basis of the total square footage of the Premises as a percentage of the total rentable square footage of the Building (whether or not the same is actually rented) and in respect of those services detailed in Part II of the Third Schedule a percentage calculated (subject to the agreement of the parties to the contrary) on the basis of the total square footage of the Premises as a percentage of the total rentable square footage of the Building and the AIG Building (whether or not the same is actually rented).
(12) “AIG Building” shall mean the Landlord’s building situate at and known as 29 Richmond Road, Pembroke Parish.
(13) “Business Day” shall mean any day upon which banks in Bermuda are open for business.
(14) “Open Market Rent” shall mean the best rent which might reasonably be expected to be paid by a willing tenant to a willing landlord for a letting of the Premises (on a floor by floor basis) while taking into consideration any discount that may be appropriate for the rental of the whole of the Premises in the open market with vacant possession and without a fine or premium for a term equivalent to the then unexpired residue of the Term commencing on the date of review and otherwise upon the same terms as this Lease (except as to the amount of the Rent and the User Fee) and upon the assumption that:

(a) there has been a reasonable period in which to negotiate the terms of the letting taking into account the nature of the Premises and the state of the market;
(b) no account will be taken of any additional rent which might be offered by a prospective tenant with a special interest;
(c) all the covenants on the part of the Tenant contained in this Lease have been complied with;
(d) if the Premises or any access or essential services to them have been destroyed or damaged by a risk against which the Landlord is required to insure under the terms of this Lease they have been fully restored;
(e) the Premises may lawfully be used for the purpose permitted by this Lease; and
(f) the willing tenant is to receive whatever rental concessions or other inducements may at the time be usual on the grant of a new lease with vacant possession provided that such concessions or inducements are granted for fitting out purposes only;
but disregarding:
(g) any effect on rent of the fact that the Tenant any undertenant or any of their respective predecessors in title has been or is in occupation of the Premises;
(h) any goodwill attached to the Premises by reason of the carrying on of the business of the Tenant any undertenant or their respective predecessors in title;
(i) any improvement to the Premises which (i) was carried out by and at the expense of the Tenant or a permitted undertenant or any of their respective predecessors in title and (ii) was not carried out pursuant to an obligation to the Landlord or its predecessors in title under the terms of this Lease and (iii) was carried out with all consents required under this Lease and (iv) was carried out and completed during the Term or during any period of occupation immediately before the start of the Term under a licence or agreement for lease;
(j) any work carried out to the Premises by the Tenant which diminishes the rental value of the Premises at the relevant renewal date; and
(k) any temporary works of construction demolition alteration or repair being carried out on the Premises.
(15) “User Fee” shall mean the sum specified in clause 3(a)(ii) hereof.
(16) “Tennis Court” means the tennis court located on the Land.
(17) “Review Date(s)” means each fifth anniversary of the date the Term commences during the Term.

2. THE DEMISE
     IN CONSIDERATION of the Rent hereinafter reserved, and of the covenants on the part of the Tenant hereinafter contained, the Landlord HEREBY DEMISES unto the Tenant ALL THAT the Premises TOGETHER WITH the easements, rights and privileges mentioned in the First Schedule hereto, but excepting and reserving as mentioned in the Second Schedule hereto, TO HOLD the same unto the Tenant for the Term YIELDING AND PAYING THEREFOR to the Landlord during the first five years of the Term the Rent set forth in Clause 3(a) hereof and thereafter with effect from each Review Date such Rent as shall be agreed to between the Landlord and the Tenant, and failing agreement, to be the Open Market Rent for the Premises determined by arbitration pursuant to clause 6(5) hereof (but to be not less than the immediately preceding five-year-period Rent) and such Rent shall be paid monthly in advance on the first day of every month in every year commencing with effect from 1st October 2006 AND in addition, the Tenant hereby covenants to pay to the Landlord the User Fee specified in clause 3(a)(ii) AND with respect to each Maintenance Period the Tenant’s Percentage of the Maintenance Expenses as set forth in Clause 3 hereof.
3. RENT AND MAINTENANCE EXPENSES
(a) The Tenant shall pay to the Landlord the following:
(i) annual Rent with respect to the Premises at the following rates (per floor) for the first five years of the Term:

Seventh floor	US$72.50 per sq. ft.	7,688 sq. ft.	US$557,380.00	per annum
Sixth floor	US$62.50 per sq. ft.	13,307 sq. ft.	US$831,687.50	per annum
Fifth floor	US$60.25 per sq. ft.	13,390 sq. ft.	US$806,747.50	per annum
Fourth floor	US$58.50 per sq. ft.	13,390 sq. ft.	US$783,315.00	per annum
Third floor	US$58.50 per sq. ft.	13,390 sq. ft.	US$783,315.00	per annum
Second floor	US$54.00 per sq. ft.	13,390 sq. ft.	US$723,060.00	per annum
Basement Storage	US$27.00 per sq. ft.	3,502 sq ft.	US$94,554.00	per annum
Accordingly, the Tenant shall pay US$4,580,059.00 to the Landlord annually for the first five years of the Term by payments of US$381,671.58 per month payable in advance on the first day of every month in every year commencing on 1st October 2006 ; and
(ii) from (and including) the 1st January 2007 and thereafter throughout the Term, an annual User Fee in respect of the Tenant’s use of the cafeteria situated on the ground floor of the Building and shown outlined in blue on the plan marked “ix” hereto annexed, which comprises approximately 3,837 square feet (the “Cafeteria”) and the fitness centre situated on the basement floor of the Building and shown outlined in green on the said plan marked “viii” hereto annexed which comprises approximately 4,083 square feet (the “Fitness Centre”) AND the User Fee shall for the period from (and including) the 1st January 2007 to (and including) the 30th September, 2011 be $140,561.98 per annum (being the aggregate of $91,747.71 per annum for the Cafeteria and $48,814.71 per annum for the Fitness Centre) (apportioned as necessary for any part of a year) and shall be payable in advance (with the Rent) by way of equal monthly instalments each in the sum of $11,713.50 (apportioned as necessary for any part of a month) AND on the first Review Date and on each Review Date thereafter during the Term, the User Fee shall increase by a rate that equates to the percentage rate of increase of the Rent payable in respect of the Second Floor of the Building (as determined in accordance with clause 2 hereof).
(b) The Tenant shall also pay to the Landlord by way of additional Rent the Tenant’s Percentage of the Maintenance Expenses and from the date of commencement of the Term until 30th November 2007 the Tenant shall pay to the Landlord an amount on account of the Tenant’s Percentage of the Maintenance Expenses in the sum of $11.00 per square foot of the Premises the Cafeteria and the Fitness Centre per annum and payable by payments of US$ 74,766.98 per month in advance on the first day of every month commencing on the 1st October 2006.
(c) At any time prior to the 1st December 2007 and at any time or times during or immediately prior to each Maintenance Period thereafter, the Landlord may serve written notice on the Tenant notifying the Tenant of the amount that the Landlord reasonably estimates the Maintenance Expenses to be with respect to that Maintenance Period or the next Maintenance Period together with details of the Tenant’s Percentage of the same and thereupon the Tenant shall pay to the Landlord the Tenant’s Percentage by equal monthly payments in advance on the 1st day of each month
(d) As soon as is reasonably practicable after the end of each Maintenance Period the Landlord shall cause accounts to be prepared showing the Maintenance Expenses and the Tenant’s Percentage thereof, and if the Tenant shall in writing so request, the Landlord shall provide supporting documentation for all Maintenance Expenses incurred. For the avoidance of doubt, the accounts prepared by or on behalf of the Landlord relating to Part I of the Third Schedule shall relate to its costs in respect of the Building only and not (either in whole or part) to the AIG Building. If the sums paid to the Landlord by the Tenant in accordance with sub-

clauses (b) or (c) hereof shall exceed the Tenant’s Percentage of the Maintenance Expenses, then such excess shall be carried forward to the Tenant’s account and set off against its liability for the next Maintenance Period or any succeeding Maintenance Period or periods and shall be repaid to the Tenant on the termination of the Term, and if the sums paid to the Landlord by the Tenant in accordance with sub-clauses (b) or (c) hereof shall be less than the Tenant’s proportion of the Maintenance Expenses, then such shortfall shall be made up by the Tenant within ten (10) Business Days of written demand by the Landlord.
(e) Notwithstanding the contents of sub-clauses (b), (c) and (d) hereof, the Landlord may demand by notice in writing to the Tenant, and the Tenant shall pay, the Tenant’s Percentage of the costs of any significant expense incurred or necessary for the Landlord to carry out its maintenance obligations as set out in the Third Schedule hereto.
(f) The Rent and Maintenance Expenses for the first and last months of the Term shall be apportioned if necessary and any credit under sub-clause (d) hereof or any payment towards a reserve fund under sub-clause (e) hereof shall be repaid to the Tenant at the end of the Term.
(g) Where any payments due under this Clause 3 would otherwise fall to be paid on a date that is not a Business Day such payment shall be due on the last Business Day immediately preceding such date.
(h) On the date of completion of the fit out works relating to the Cafeteria and the Fitness Centre respectively as well as the completion of the works relating to the Tennis Court, or (if later) within ten (10) Business Days of receipt of a written demand from the Landlord, the Tenant shall pay to pay fifty percent (50%) of all costs reasonably incurred by the Landlord in relation to to such works (or any of them) and the Landlord shall provide copy invoices or other documentary evidence acceptable to the Tenant (acting reasonably) to support the demand.
4. TENANT’S COVENANTS
THE TENANT, to the intent that the obligations may continue throughout the Term, hereby covenants with the Landlord as follows:
(1) To pay Rent hereby reserved and the Maintenance Expenses at the times and in the manner aforesaid without any deductions whatsoever.
(2) To pay all telephone charges incurred by the Tenant.
(3) To keep the interior of the Premises and the fixtures therein and the interior and exterior doors and windows thereof including the glass in good repair and condition (provided always that the Tenant shall not be responsible for cleaning the exterior of the external windows in the Premises).
(4) Not without the previous consent in writing of the Landlord (which consent shall not be unreasonably withheld or delayed) to cut, alter or injure or permit to be cut, altered or injured any of the main walls, timbers or floors or any other part of the Premises or the Building or to make any alteration or addition to the exterior of the Premises or any part of the Land.
(5) To repay to the Landlord the costs and expenses of any work carried out by the Landlord caused by or resulting from damage caused by the Tenant, its servants, employees, agents, visitors or sub-tenants to any part of the Land or the Building or resulting from any negligent act or omission or breach of covenant of the Tenant, its servants, agents, visitors or sub-tenants.
(6) To permit the Landlord and its duly approved Agent (if any) with or without workmen or others at all reasonable times of the day upon giving 24 hours’ previous notice in writing to enter the Premises to view the state, repair and condition thereof and upon the Landlord serving upon the Tenant a notice specifying any defects or want of reparation then and there found and requiring the Tenant forthwith to execute the same if the Tenant shall not within the period of one month after such notice or sooner if requisite proceed to repair and make good the same according to such notice and the covenants in that behalf hereinbefore contained then to permit the Landlord to enter upon the Premises and execute such repairs and the costs thereof shall be a debt due from the Tenant to the Landlord and shall be forthwith recoverable by action.
(7) Subject to the Landlord providing the Tenant with a copy of the insurance policy for the Property and any variations to the same made at any time during the Term not to do or permit or suffer to be done or omitted anything on any part of the Premises or the Land that may render void or voidable any insurance policy provided by the Landlord under the terms of this Lease or that may increase the rate of premium payable with respect thereto.
(8) Not without the Landlord’s consent (which consent shall not be unreasonably withheld or delayed) at any time during the Term to use or occupy or permit to be used or occupied the Premises or any part thereof otherwise than as an office.
(9) Not to do or permit or suffer to be done on the Premises or the Land any act or thing that may be or become illegal or a nuisance, disturbance, annoyance or inconvenience to the Landlord or the other tenants or occupiers of the Land or the Building or the owners, tenants or occupiers of any adjoining or neighboring land or that may deteriorate or tend to deteriorate the value of the Land or the Building any part thereof.
(10) Not to assign or underlet or part with the possession of the Premises or any part thereof without the consent in writing of the Landlord first being obtained (which consent shall not be unreasonably withheld or delayed) and any and all governmental or regulatory consents or permissions; provided that, the Tenant shall notify the Landlord in writing of such intention to assign, underlet (whether in whole or part) or part with the possession of the Premises, and the Landlord shall have the right by notice in writing to the Tenant within 30 days thereof to take such assignment or sub-lease on the terms that the Tenant would have entered into with a third party, and as a condition of consent to any assignment or underlease to a third party and contemporaneously therewith, the Landlord may require to be made a party to such assignment or underlease of the Premises to signify its consent to such assignment or underlease, which in the case of an assignment shall contain a covenant by such intended assignee to perform the covenants on the part of the Tenant contained in this Lease as if these covenants were therein repeated with the substitution of the name of the intended assignee for the name of the Tenant and in the case of an underlease shall contain a covenant to perform the covenants on the part of the undertenant contained in the underlease and in both cases containing also a provision that the proviso for re-entry contained in this Lease shall take effect as if the covenant contained in such assignment or underlease were a covenant on the part of the Tenant contained in this Lease and thereupon with respect to an assignment only the obligations of the Tenant or other assigning party under this Lease or any such assignment as aforesaid shall cease but without prejudice to any right of action against the Tenant or other assigning party for any antecedent breach thereof; provided, however, that Tenant hereby agrees to pay to the Landlord as additional rent 50% of the excess of (i) the sum of any and all Rent and other consideration paid to Tenant by the assignee or underleasee over (ii) the sum of any and all Rent and other consideration that would be payable by Tenant to the Landlord pursuant to the terms of this Lease.
(11) Not to affix any placard, announcement, advertisement, name or sign upon the external walls or in the windows of the Premises or write upon the Premises or any part of the Building or the Land any name or sign except the Tenant’s name or business without the consent in writing of the Landlord first being obtained, such consent not to be unreasonably withheld or delayed.
(12) To observe the restrictions set out in the Fourth Schedule hereto.
(13) To conform to all reasonable regulations made by the Landlord from time to time in accordance with the provisions of paragraph 2 of the Fourth Schedule hereto.
(14) Save where the Tenant exercises its option under clause 6(4) to renew the Term, at the expiration or sooner determination of the Term, if so required by the Landlord to make the reinstatements to the Building design as set out in the Fifth Schedule in a good and workmanlike manner and on completion of the required works, which shall be completed before the said expiration or sooner determination of the Term, quietly to yield up unto the Landlord the Premises with all fixtures and fittings (other than the Tenant’s fittings) that now or at any time during the Term shall be thereon or added thereto in accordance with the obligations of the Tenant contained in this Lease and with all locks and keys and fastenings complete.

(15) The Tenant shall not at any time during the Term use the generator situated in the basement of the Building (“the Generator”) for purposes other than those specified in the schedule marked A hereto annexed without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed) and the Tenant shall not in any event use more than 60% of the Generator’s total available power capacity at Optimal Design Load as described in Schedule A.

(16) The Tenant shall observe and perform all rules and regulations imposed by the Landlord (acting reasonably) in respect of the use of the Cafeteria and the Fitness Centre from time to time during the Term.

5.	LANDLORD’S COVENANTS

THE LANDLORD, hereby covenants with the Tenant as follows:

(l) That the Tenant paying the Rents hereby reserved and performing and observing the covenants and stipulations herein on the Tenant’s part to be performed and observed shall peaceably hold and enjoy the Premises during the Term without any interruptions by the Landlord or any person rightfully claiming under or in trust for the Landlord.

(2) To keep the Building comprehensively insured against loss or damage, including windstorm, public liability and such other risks as the Landlord may deem necessary in some insurance office of good repute to the full reinstatement value thereof and to make all payments necessary for that purpose before the same shall have become due and payable, and to produce to the Tenant, if and when requested, the most recent valuation of the Building, the policy of insurance and the receipt for the current year’s premium. In the event that the Building, or any part thereof, shall be damaged or destroyed by an insured cause, the Landlord shall use all insurance money received under the said insurance policy to reinstate and make good the Building as soon as practicable after such damage or destruction.

(3) That subject to the payments of the Rent, the User Fee and Maintenance Expenses hereinbefore specified on the dates and in the manner hereinbefore provided, and subject to the observance and performance of the covenants and stipulations herein contained and on the part of the Tenant to be observed and performed, the Landlord will undertake the obligations on its part detailed in Clause 3 and will carry out and perform or arrange for the carrying out and performance of the several matters and things set forth in the Third Schedule hereto and will defray the reasonable costs and expenses thereof PROVIDED ALWAYS and without prejudice to the generality of the foregoing it is hereby expressly agreed that the Landlord may appoint and remunerate at the current market rate a managing agent who shall be responsible to the Landlord for carrying out and performing the several matters and things set forth in the Third Schedule hereto and for arranging for the defraying of the costs and expenses thereof.

(4) That leases of all or any part of the Building granted or to be granted by the Landlord shall contain substantially the same covenants, stipulations and conditions as are herein set forth except as to the dates of such leases and the amount of the rents PROVIDED ALWAYS that nothing herein contained shall be construed to prevent the Landlord from giving or selling by way of conveyance any minor part of the Land to any public authority or body providing services of a public nature.

(5) To apply the Maintenance Expenses hereinbefore referred to and payable under the terms of this Lease and all Maintenance Expenses payable by the tenants of all the other part or parts of the Building to pay the insurance premiums referred to in Clause 5(2) hereof, and the costs and expenses of carrying out the several matters and things set forth in the Third Schedule hereto.

(6) To permit the Tenant to name the Building in accordance with the terms and conditions contained in Clause 4(11) hereof.

6.	MUTUAL COVENANTS

IT IS MUTUALLY AGREED and DECLARED as follows:

(1) If the Rent or the User Fee or any part thereof shall be in arrears for the space of 30 days after the day whereon the same ought to be paid as aforesaid, whether formally demanded or not or if any payment of Rent or the User Fee or the Maintenance Expenses or any part thereof payable under Clause 3 hereof shall be unpaid for 30 days after becoming due or after service of a notice served under the terms hereof or any covenant on the Tenant’s part herein contained shall not be performed or observed or if the Tenant or other person or persons in whom for the time being the Term shall be vested or any of them shall become bankrupt or insolvent or make any assignment for the benefit of its creditors or make any arrangements with its creditors for liquidation of its debts by composition or otherwise or suffer any distress or process of execution to be levied on its goods then, and in any such case, the Landlord may at any time thereafter by seven days notice in writing to the Tenant terminate this Lease and on the expiry thereof this demise shall absolutely cease and determine but without prejudice to any right of action that either party may have against the other in respect of any antecedent breach of the Tenant’s covenants or of any of the provisions and stipulations herein contained.

(2) Any notice under this Lease shall be in writing, and any notice to the Tenant shall be sufficiently served if left addressed to the Tenant at the Premises or sent to the Tenant at such address or left at or sent to its registered office by registered post, and any notice to the Landlord shall be sufficiently served if delivered at or sent by registered post to the Landlord at its registered office or at such other address as the Landlord shall from time to time notify the Tenant in writing or sent to the Landlord’s managing agent (if any) at that time by registered post at the address of such managing agent. Any notice sent by post shall be deemed to be given at the time when in due course it would be delivered at the address to which it is sent.
(3)(i)	In the event of the Building or the Premises or any part thereof at any time during the Term being damaged so as to be unfit for occupation and use, and if the Landlord’s policy or policies of insurance shall not have been rendered void or voidable or payment of the policy monies refused in whole or in part by reason of any act or default on the part of the Tenant, then the Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Building and the Premises shall again be rendered fit for occupation and use and any dispute concerning this Clause shall be determined by arbitration in accordance with the provisions of Clause 6(5) hereof.

(ii)	Provided that whenever insured damage occurs and the Premises or any part thereof is damaged to such an extent that the rebuilding and reinstatement of the same cannot be completed within a period of six months, then the Tenant shall be entitled to terminate this Lease by serving a notice upon the Landlord setting out the Tenant’s opinion in this regard and in the event that the notice is accepted by the Landlord the Lease shall terminate at the expiration of 30 days from the date of such notice, but without prejudice to any right of action that either party may have against the other in respect of any antecedent breach by the other of the terms and provisions of this Lease, and in the event that the notice is not accepted by the Landlord, then the matter shall be determined by arbitration in accordance with the provisions of Clause 6(5) hereof.

(4)(i)	If the Tenant shall be desirous of renewing the Term hereby created for a further term of ten years (the “Further Term”) following the expiration of the Term, it shall give to the Landlord notice in writing to that effect not less than 12 months’ before the expiration of the Term and provided that at the date of giving such notice, and at the date of termination of the Term the Tenant shall have paid the Rents hereby reserved together with any other sums due hereunder and shall have performed and observed in all material respects the several covenants, conditions and provisions herein contained and on the part of the Tenant to be performed and observed, then the Landlord will grant a new Lease of the Premises to the Tenant for the Further Term commencing on the day immediately following the expiration of the Term (the “New Commencement Date”) at a rent to be agreed to between the Landlord and the Tenant, subject to the same covenants and provisions as are herein contained including rent reviews at the same intervals and on the same terms as contained herein but save and except for the amounts of Rents (which shall be determined for the first five years of the Further Term under sub-clause (ii) of this clause 6(4) and thereafter subject to review) and save and except this present provision for renewal.

(ii)	the Rent for the first five years of the Further Term commencing on the New Commencement Date, shall be calculated by reference to the Rent payable by the Tenant during the last year of the Term, increased by a rate to be agreed between the Landlord and the Tenant and failing such agreement to be determined by reference to the Open Market Rent payable in respect of the Premises (on a floor by floor basis) for a period of ten years (subject to a review on the fifth anniversary thereof) from the New Commencement Date and decided by arbitration in accordance with clause 6(5) hereof;

(iii)	the User Fee for the first five years of the Further Term commencing on the New Commencement Date shall be calculated by reference to the User Fee payable by the Tenant during the last year of the Term, increased by a rate that equates to the percentage rate of increase of the Rent payable in respect of the Second Floor of the Building as calculated pursuant to the provisions of clause 6(4)(ii) above and the User Fee for the remaining five years of the Further Term shall increase by a rate that equates to the percentage rate increase of the Rent payable in respect of the Second Floor during this period .
(5) Where this Lease provides that a dispute question or matter arising between the parties hereto shall be decided by arbitration, the matter shall be submitted to arbitration within the meaning of The Arbitration Act l986, or any act amending or replacing the same for the time being in force and decided by a sole arbitrator who shall be appointed by agreement between the parties or in the absence of agreement by the President from time to time of the Bermuda Bar Association. Any such arbitration shall be held in Bermuda and the procedures shall be decided by the arbitrator.

The decision of such arbitrator shall be final and binding on the parties hereto.
(6) The Landlord shall not be liable to the Tenant for any loss of profits, business interruption loss, or any economic or other loss or damage arising from the interruption of the services provided in or to the Building, including any interruptions affecting the air conditioning supply, and/or the electricity supply (whether from the Bermuda Electric Light Company Limited, the Generator, or otherwise), save to the extent that such interruption is caused by gross negligence or willful default on the part of the Landlord its agents or employees.
IN WITNESS WHEREOF, the parties to these presents have caused their Common Seals to be hereunto affixed the day and year first before written.
THE FIRST SCHEDULE BEFORE REFERRED TO
(Tenant’s Easements, Rights and Privileges)
1.	The free uninterrupted passage of running water, electricity, gas and other utilities and soil and waste from and to the Premises through the sewers, drains, water-courses, cables, pipes, wires, fiber optic cables and apparatus that now are or may at any time hereafter be in, under or passing through the Land and/or the Building or any part thereof provided that, in the event of any services that pass through other parts of the Building require attention, the Tenant may with or without workmen have access to such other parts of the Building as may be strictly necessary for that purpose and will be responsible for ensuring that no unnecessary inconvenience is caused and that any damage done is forthwith made good in a satisfactory manner and at the Tenant’s expense.

2.	The right to subjacent and lateral support and to shelter and protection from the other part of the Building and from the site and roof thereof.

3.	The use at all times, in common with the Landlord and the other tenants of the Building, of the entrance, lobbies, stairways and elevators for the purpose only of ingress and egress from the Premises and where the Premises do not comprise an entire floor use of the common toilet facilities.

4.	The right in common with other occupiers of the Building and the occupiers of the AIG Building to use the car and cycle parking spaces shown on the plans marked “x” and “xi” hereto annexed on a first-come, first-serve basis (excluding four car and one cycle parking spaces which will be designated and reserved for use by the Landlord), and the exclusive right to use four such car and one such cycle parking spaces which shall be designated and reserved for use by the Tenant only.

5.	The use, in common with the other tenants of the Building and the AIG Building, of the Fitness Centre and Cafeteria in the Building and related common areas subject to paying its proportion of the costs associated with running the same.

6.	The use in common with the Landlord and other occupiers of the Building of the Generator provided always that the parties agree that the Tenant shall be entitled to use the same to generate output up to a maximum of 60% of the Generator’s total available capacity at Optimal Design Load as described in Schedule A and the Landlord and other occupiers of the Building and the AIG Building shall be entitled to use the same up to a maximum of 40% of the Generator’s total available capacity at Optimal Design Load as described in Schedule A.

7.	The exclusive use of the area designated “Terrace Area” and shaded yellow on the said plan marked “vii”.
THE SECOND SCHEDULE BEFORE REFERRED TO
(Exceptions and Reservations)
There is excepted and reserved out of this Lease unto the Landlord and the other tenants of the Building:
l.	The right for the Landlord and its surveyors or agents with or without workmen and others at all reasonable times on 24 hours’ prior notice (except in case of emergency in which case no such notice is required) to enter the Premises for the purpose of carrying out the obligations of the Landlord hereunder.

2.	Easements, rights and privileges equivalent to those set forth in the First Schedule hereto for the owners and occupiers of the other part of the Building subject, in the case of the rights set out in paragraph 6 of the First Schedule, to the proviso to that paragraph.
THE THIRD SCHEDULE BEFORE REFERRED TO
(Landlord’s Maintenance Obligations)
(Part I)
The management, maintenance and repair of the Building and all the facilities thereof and the provisions of all services in connection therewith (excluding those additional services provided in relation to the fitness facility and cafeteria in the Building as further detailed in Part II of this Schedule), including (but without prejudice to the generality of the foregoing):
l.	Maintaining in good and substantial repair and condition the main structure, exterior and roof, including door and window frames of the Building and the tank and foundations thereof.

2.	The repairing, renewing, painting, glazing, maintaining, repainting and, when necessary, the rebuilding of the Building (including the foundations and footings), the external walls and external wood and ironwork, the joists, the roofs, canopies, the interior parts of the Building, the air conditioning plant and equipment, the elevator systems, the drains, the pumps, the hot and cold water cisterns and pipes, the waste pipes, the main electricity cables, the heating apparatus, the ventilating apparatus and shafts and the fire prevention apparatus and security systems serving the Building.

3.	Cleansing, maintaining and lighting of the roadways, forecourts, loading bays, lobbies, staircases, passages, landings and other common parts of the Building and Land.

4.	The cleaning of the exterior of all windows of the Building together with the interior of all windows in the common parts of the Building at regular intervals.

5.	The provision and replacement of all light bulbs, fluorescent tubes and other light fittings in all interior parts and exterior parts of the Building, as necessary throughout the Term.

6.	The treatment as required for the eradication or removal of any pests or vermin from the common parts of the Building when necessary.

7.	The provision of janitorial services to the common parts of the Building.

8.	The provision of electronic security services to the boundary between the Landlord and Tenant spaces.

9.	The provision of the fire alarm and sprinkler systems in the Building.

10.	The removal of refuse from the Building.

11.	Paying all existing and future rates taxes and assessments payable by law by the Landlord with respect to the Building other than any rentable parts of the Building not forming part of the Premises.

12.	Keeping all toilet facilities available for use in common with other occupiers of the Building clean and in good repair and condition, and to provide fresh water to the Building.

13.	Maintaining the elevators in safe and good working condition 24 hours of the day.

14.	Paying all monies necessary to keep the whole of the Land and the Building insured against loss or damage by fire, windstorm, public liability and such other risks as the Landlord may deem necessary in some insurance office of good repute to the full reinstatement value thereof.

15.	Paying any fees or expenses of a managing agent referred to in Clause 5(3) of this Lease.

16.	The cost of employing staff reasonably required for the performance of the duties and services before mentioned and for the security of the Building and all other incidental expenditures in relation to such employment, including (but not by way of limitation) the payment of the statutory and such other insurance, health, welfare, pension and other payments, contributions and premiums that the Landlord may in its discretion deem desirable or necessary, including the provision of uniforms, working clothes, tools, appliances, cleaning and other materials, bins, receptacles and other equipment for the proper performance of their duties and all costs and expenses incurred in providing suitable accommodation within the Building.

17.	All other matters relating to the use and enjoyment of the Premises and specifically agreed to be the responsibility of the Landlord.
Part II
1.	The cost of maintaining and replacing the exercise and other equipment situated in the Fitness Centre as well as the stove(s) oven(s) and other appliances and equipment situated in the Cafeteria provided that the costs of replacement of any such equipment shall only be included where the Tenant has given its prior consent to its replacement (such consent not to be unreasonably withheld or delayed).

2.	The cost of employing staff reasonably required for the operation and management of both the Fitness Centre and Cafeteria and all other incidental expenditures in relation to such employment, including (but not by way of limitation) the payment of the statutory and such other insurance, health, welfare, pension and other payments, contributions and premiums that the Landlord may in its discretion deem desirable or necessary, including the provision of uniforms, working clothes, tools, appliances, cleaning and other materials, bins, receptacles and other equipment for the proper performance of their duties and all costs and expenses incurred in providing suitable accommodation within the Building.

3.	The cost of keeping the Fitness Centre and Cafeteria insured against loss or damage by fire, windstorm, public liability and such other risks as the Landlord may deem necessary (or where such facilities are insured together with other land and/or buildings owned by the Landlord a fair and reasonable proportion according to user of the costs of such policy) in some insurance office of repute to the full reinstatement value thereof.

4.	The costs of supplying electricity to the Premises, the Fitness Centre, the Cafeteria and all common parts of the Building.

5.	The cost of maintaining the landscaped areas around the Building and the AIG Building in good condition at all times.

6.	The cost of maintaining the car park used by the Tenant and by the occupiers the Building and the AIG Building in good and substantial repair and condition.

7.	The cost of maintaining the Tennis Court in good and substantial repair and condition.

8.	The cost of maintaining the Generator in good and substantial repair and condition.

THE FOURTH SCHEDULE BEFORE REFERRED TO
(Restrictions on Tenant — Covenant in Clause 4(12) hereof)
1.	The Tenant shall not in any way encumber or interfere with the access to or egress from or place or leave rubbish upon any part of the Land used in common with other tenants thereof (other than such part thereof as is specifically reserved for such purpose) nor allow any car, cycle, carriage or other vehicles or thing or any goods or packages belonging to the Tenant or the Tenant’s servants, employees, agents or invitees to be placed or remain upon any part of the Land used in common with other tenants (other than such part thereof as is specifically reserved for such purpose).

2.	The Landlord reserves the right to make such other rules and regulations from time to time (either in addition to or by way of substitution for these rules and regulations or any or them) as the Landlord may reasonably deem needful for the safety, care and cleanliness of the Land and the Building or for securing the comfort or convenience of the tenants thereof generally, but nothing in this Clause shall without the prior consent of the Tenant impose on the Tenant the burden or obligation to make increased financial payment.
THE FIFTH SCHEDULE
(Tenant’s reinstatement works)
1. Seventh Floor powder room to be reinstated as a data closet.
2. Showers in seventh floor washrooms to be removed and toilet reinstated.
3. Coffee stations on floors two to six inclusive to be removed.

THE COMMON SEAL of	)
AMERICAN INTERNATIONAL	)
COMPANY LIMITED was	)
hereunto affixed in the presence of:	)
)
Director/Director	)

/s/ George Cubbon /s/ Lars Bergquist

THE COMMON SEAL of	)
ALLIED WORLD ASSURANCE	)
COMPANY, LTD was hereunto	)
affixed in the presence of:	)
)
Director/Secretary	)

/s/ Scott A. Carmilani
/s/ Wesley D. Dupont
Stamps to the value of $400.00 have been affixed for the purpose of Stamp Duty.